EXHIBIT 10.14

Master Distributorship Agreement

Recitals

This Master Distributorship Agreement, (“Agreement”), is executed this date of January 15, 2005, by and between IOWC Technologies, Inc., (“IOWC”), Kenneth Reay Code individually (collectively (“IOWC”), and Food Industry Technologies, Inc. (“Newco”), which is the process of being formed and shall be formed by John Runyan and Doug Goularte on or before January 15, 2005. This agreement shall become effective upon the date that Newco is properly formed on or about January 15, 2005.

IOWC desires to appoint Newco and Newco desires to accept appointment, as a Master Distributor of IOWC products within a defined area as set forth herein.

NOW THEREFORE, in consideration of the mutual agreements and promises set forth herein, the parties agree as follows:

1.	Agreements and Parties:

a.	IOWC hereby grants to Newco the exclusive right, on the terms and conditioned herein (as described in Section 4 below), to purchase, inventory, promote and resell Products, (as defined below in Section 2) within defined “Territory” as defined below in Section 3.

b.	IOWC intends to grant the rights to Newco to sell products created by and with certain patents and other technology as defined in section 2. (“Technology”) and to sell those products covered by the Technology and it’s related applications, (“Product”), and

c.	Such rights are in effect for a “Term”, are limited to a “Territory”, and further limited to certain “Fields”, and are further defined as exclusive or non-exclusive, and subject to certain “Minimum Sales Performance Requirements” (Collectively “Rights”), and

d.	Newco intends to commercialize that Technology subject to its Rights to do so, and,

e.	Newco promises to compensate IOWC for the Rights by paying Mark Up Fees to IOWC, and

f.	IOWC intends to provide fee-based support services to Newco (“Support Services”)

2.	Products and Technology

a.	The Product is defined as:

i.	An absorptive or super-absorptive pad, sheet, wipe or towel, either finished with a cover stock or unfinished, in many different shapes, sizes and thickness, which are to be used as a meat soaker in the Food Industry;

ii.	A spray wash formulation for treating and lowering the bacteria count on certain food processing applications and products related to that process;

iii.	Product may include a disinfectant, such as the Potassium Iodide and Copper Sulfate formulae, or other chemical additives;

iv.	Product may also contain micro-prills, powder or beads to enhance absorbency, called super-absorbents;

v.	Product is usually constructed of nonwoven fibers (natural, wood pulp, polymeric, or other), but may be comprised of knitted or other types of textiles, which fibers may also be treated to enhance absorbency.

b.	The Technology is defined as including:

i.	US Patents 6,146,725 and 6,328,929;

ii.	Invention disclosures and filings as they relate to the Product, including the sustained release technology for the disinfectant component;

iii.	Potassium Iodide and Copper Sulfate formulae, their ratios, etc. and methods of sourcing and producing them;

iv.	Composition and sources of the various super-absorbent components that have been, or may be, incorporated into the Product;

v.	All manufacturing specifications and know-how, testing protocols and methodologies sufficient to enable Newco to sell Product,

vi.	All future improvements to the Technology, if they relate to the Product;

vii.	All iodine-based technology will receive FDA approval before acceptance by Newco

c.	IOWC shall, at its expense be required to maintain all issued patents in good standing, to diligently pursue the filing of additional patents related to the Technology, and to aggressively prosecute parties in infringement of the Technology, and to defend any challenges to the Technology’s validity or relevance;

d.	IOWC shall provide specific consulting services on a fee-for-services basis to Newco as agreed in writing between the parties, on a project by project basis at Newco’s expense, and shall provide Newco with Most-Favored-Nation rates for these projects;

e.	IOWC represents and warrants that it owns the Technology and or has certain intellectual property and trade secrets that enable it to produce and deliver the Products called for in this Agreement, and has the authority and the right to enter into this agreement with Newco;

f.	IOWC shall ensure that this Agreement survives intact and in force through any transfer or continuance of the Technology to any other entity or political jurisdiction;

g.	In the event of force Majeure (e.g. death, of the inventor or principals) or the bankruptcy or demise of IOWC, or the entity owning or controlling the Technology, Newco shall have the right, in its discretion, to maintain and defend the patents and Technology, and to file for additional patents to protect its Rights granted under this Agreement;

h.	In the event of the liquidation, dissolution or demise of Newco, IOWC shall repurchase all rights as they exist at the time for $10.00 without recourse by any third party;

i.	The Parties agree to share co-branding of the products to be used in the Food Industry; Newco shall have the option and the right to develop the branding for the products in its territory and shall trademark and secure such legal rights to the brand name; Newco shall at all times prominently acknowledge the technology in and on all of its promotional literature and advertising;

j.	Newco hereby authorizes IOWC, at its sole discretion; to use the Newco brand that it developed in areas that Newco does not have exclusive or non-exclusive rights.

k.	Newco hereby acknowledges that certain Canadian distributors and the licensees are subject to head office procurement practices which are located on the territory of Newco and that every reasonable effort will be made to segregate and rationalize such sales on the territory to determine and accomplish royalties due to the Canadian licensee, and sales credit to any Canadian distributor, and likewise, to the extent such circumstances also affect Newco as a result of efforts of Canadian or other distributorship sales efforts being shipped into the United States.

l.	The parties have agreed to the preliminary schedule for continued Product Development by IOWC as described in Attachment A, incorporated by reference to this agreement. The schedule is a preliminary estimate of the product development cycle and is intended to provide a broad outline of the desired goals for the Parties, and not be considered binding on the parties as to delivery dates required by IOWC, but rather a projected target schedule. IOWC shall pursue said efforts on a best efforts basis. It is further agreed that to the extend IOWC is materially deficient in meeting the projected schedule as stated in Attachment A “Product Development”, and said deficiency has a material impact on Newco’s ability to meet its Minimum Sales Performance Requirements, after the first twelve-month period, then, the parties shall adjust the Distributorship Periods accordingly.

3.	Territorial Rights and Term of the Agreement

a.	The Rights to be the Master Distributor are in effect for a total Term of 10 years from the execution of this agreement, and with an option to extend the total term for 3 additional 5 year terms;

b.	The Rights are further limited to the Territory, which is the territory of the United States of America, Latin America, the Caribbean, New Zealand, and Mexico as more fully defined below:

i.	The rights to the United States of America and New Zealand are Exclusive subject to this agreement;

ii.	All other locations for the territorial rights are subject to non-exclusivity;

iii.	The Caribbean territory is defined as the following nations:

1.	St. Thomas

2.	Puerto Rico

3.	Barbados

4.	Jamaica

5.	Trinidad

6.	Aruba

iv.	IOWC and Newco shall review sales volumes of each Territory that is defined as non-exclusive from time to time to negotiate a written agreement, whereby the non-exclusive Territories may be designated as Exclusive Territories.

c.	The Rights are further limited to the Fields as follows:

i.	Food Industry—defined as any business or entity that processes, uses, sells, etc. food and it’s by products. Newco has exclusive rights in the USA and certain non-exclusive rights in other territories as defined above.

ii.	The Food Industry shall include the products for use in USA operated by military commissaries, wherever they may be located, subject to Newco’s securing said rights from the US Military within the first two years of this Agreement. If for any reason Newco is unable to secure the US Military supplier agreements within one year, then they shall be deemed to be non-exclusive. If for any reason, having secured existing customer relationships with the US Military, then Newco fails to maintain its agreements with the US Military for any consecutive 12-month period, and then the US Military shall be deemed to be non-exclusive to Newco. To the extent that IOWC is able to facilitate business relationships to and with the Military during the first two years, the Parties shall negotiate in good faith, on a best efforts basis, to work together to pursue these business opportunities.

iii.	Armed Forces Wound Dressings—Newco has no rights whatsoever.

iv.	Automotive Industry—Newco has no rights whatsoever.

v.	Hazardous Material Shipping and Transportation—Newco has no rights whatsoever;

vi.	Medical, Healthcare, Laboratory, Life Sciences, Home Care, Self Care, Emergency Services, Homeland Security and Veterinary—Newco has no rights whatsoever;

vii.	All Other Fields—Newco and IOWC share co-exclusive rights, with rights to sublicense subject to the approval of the other.

d.	The Exclusive rights granted in the Fields outlined in section 3.c. shall be further subject to the following Minimum Sales Performance Requirements, which if not met in two consecutive six-month periods, (for the first two years, and then annually thereafter), may result, at the option of IOWC, in the downgrading of those Exclusive rights to Non-exclusive rights:

Period	Minimum Sales Performance Requirements for the Period to Maintain Exclusive Rights	Sales Goal for the Period	Measured by
Months 1-6	$250,000	$500,000	End of Six Month Period
Months 7-12	$1,000,000	$3,000,000	End of Six Month Period
Months 13-18	$2,000,000	$5,000,000	End of Six Month Period
Months 19-24	$3,500,000	$7,000,000	End of Six Month Period
Year 3	$8,000,000	$15,000,000	Annualized Quarterly Run Rate
Year 4	$10,000,000	$24,000,000	Annualized Quarterly Run Rate
Subsequent Years	$15,000,000	$30,000,000	Annual Quarterly Run Rate

i.	The Distributorship Period clock shall begin on or upon delivery of samples, acceptable to the Parties, with the understanding that IOWC will be able and ready to fulfil orders for the first confirmed order by Newco within approximately 45 days from its submission.

ii.	Minimum Sales Performance Requirements, and Sales Goals are for the Period only and not to be construed as cumulative from period to period;

iii.	The Parties, upon the occurrence of material events beyond the control of Newco or IOWC, which shall include but be limited to; labor disputes, acts of God, terrorism, or similar events, shall adjust these requirements.

4.	Compensation to IOWC

a.	For the distributorship period IOWC shall mark up the products at a level equal to 15% on net cost of products (which shall be referred to as a Mark Up Fee) on each purchase order for products received from Newco and performed by IOWC, and will invoice Newco based on sight bills of lading or supplier invoices for payment in full within 15 days of delivery to Newco or Newco’s designated delivery point. Cost shall include the variable cost of production of Product, including the costs of the raw feedstock, and converting processes, quality assurance, and quality control expenses submitted by the supplier, as specified by IOWC on each order.

b.	For the distributorship period, IOWC shall receive minimum monthly standby fees and expenses which shall be credited for purposes of offset against Mark Up Fees in any one month, but with carry forward, so long as IOWC is able to realize a minimum Mark Up Fee level per year of not less than $84,000, along the following lines:

i.	A one-time retainer of $15,000;

ii.	Standby charges of $7000 per month in advance

iii.	Travel and all other order processing expenses by voucher

5.	Support Services

a.	At Newco’s request and expense, IOWC may provide technical advice, training, process design, Quality Assurance and Quality Control, QA/QC, and oversight for manufacturing runs of Product that, in Newco’s judgment require IOWCs expertise;

b.	A contract of Master Distributorship is assumed at all times

c.	Schedule of specific IOWC fees:

i.	Kenneth Code: $800 per diem

ii.	Dr. Ray Marusyk: $800 per diem (Microbiology)

iii.	Jillianne Code, Montage Studios (Web related), $78.00 per hour

iv.	Peter Code, P.Eng. $1000 per diem

v.	Travel and all other expenses at cost

d.	IOWC shall provide to Newco all existing marketing materials and collateral information on request;

e.	IOWC shall provide access to, or a copy of its website content, so that Newco can selectively incorporate that material into its website. IOWC shall also dedicate a portion of its website to Newco, and provide appropriate links to Newco’s website, at no charge to Newco;

6.	Miscellaneous

a.	Assignment IOWC may at any time in its sole discretion transfer or assign its rights and obligations et forth in this Agreement to a third party upon notice to Newco;

b.	Default “Default” shall mean the non-delivery of any funds, for two consecutive periods, under this agreement after 15 days from their due date(s);

c.	No Competition For the term of the Master Distributor Agreement, IOWC and Newco mutually agree that neither they nor its assigns, affiliates, subsidiaries, parent and agents shall not compete with the other party with any of their Products or technologies in Newco’s Territory, nor with IOWCs technology in any market.

d.	Samples Newco shall pay the cost, (with no Mark Up Fee) of any and all samples. Newco and IOWC shall confirm specifications, delivery and pricing prior to ordering samples.

e.	No Assignment of Rights or Delegation of Duties by Newco’s, IOWCs Right to Assign. Distributor ‘s rights and benefits under this Agreement are personal to Distributor and therefore no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer. IOWC may assign its rights and delegate its obligations under this Agreement to any other person or entity and this Agreement shall be binding on any successor-in-interest to IOWC by sale, merger or otherwise.

f.	Entire Agreement; Waivers. This Agreement constitutes the entire agreement between the parties pertaining to the contemporaneous agreements, representations, and understandings of the parties, and This Agreement supersedes any and all other agreements, in their entirety any and all prior verbal either oral or in writing, between the parties with respect ten agreements pertaining to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to the services to be rendered by Newco to the IOWC in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding on either party.

g.	Waiver. No waiver of any term or provisions of this Agreement will be valid unless such waiver is in writing signed by the party against whom enforcement of the waiver is sought. No waiver or breach of any agreement or provision of this Agreement shall be deemed a waiver of any preceding or succeeding breach thereof or a waiver or relinquishment of any other agreement or provision or right or power contained in this Agreement.

h.	No Third Party Beneficiaries. Nothing in this Agreement, whether expressed or implied, is intended to create any third party beneficiary obligations and the parties hereto specifically declare that no person or entity, other than as set forth in this Agreement, shall have any rights hereunder or any right of enforcement hereunder. Confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

i.

Severability. If any term or provision of this Agreement is found to be invalid, illegal or unenforceable under present or future laws effective during the term of this Agreement, then and, in that event (i) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated in to this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable, and (ii) the remaining part of this Agreement shall not be affected thereby and shall continue in any jurisdiction, then such term shall be enforced to the maximum extent permitted by law, rather than voided, and the remaining terms of this Agreement shall remain in full force and effect to the fullest extent provided by law.

j.	Preparation of Agreement. It is acknowledged by each party that such party either had separate and independent advice of counsel or the opportunity to avail itself or himself of same. In light of these facts it is acknowledged that no party shall be construed to be solely responsible for the drafting hereof, and therefore any ambiguity shall not be construed against any party as the alleged draftsman of this Agreement.

k.	Force Majeure. The Parties shall be excused from performance, and shall have no liability, for any period and to the extent that they are prevented, hindered or delayed from performing any obligation in this Agreement, in whole or in part, due to any cause(s) beyond such Party’s reasonable control, including without limitation, fire, flood, blackouts, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, strikes, lockouts or labor difficulties, shortage or inability to obtain material or equipment (including failure or delay of third party suppliers).

l.	Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) by private airborne/overnight delivery service or on the fifth day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

To Company:	Kenneth R. Code IOWC Technologies Inc.
1780 Glastonbury Blvd. NW Unit 4
Edmonton, AB, Canada T5T6P9

To Distributor:
Newco	Food Industry Technologies, Inc. John Runyan, CEO

Phone: 949.481.6485

Any party may change his/her or its address for purposes of this paragraph by giving written notice of the new address to each of the other parties in the manner set forth above.

m.	Attorneys’ Fees and Costs. In the event that any legal proceeding is brought to enforce or interpret any of the rights or obligations under provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which the prevailing party may be entitled whether or not the action or proceeding proceeds to final judgment.

n.	Remedies. It is understood and agreed that this Agreement is intended to confer a benefit, directly or indirectly, on the IOWC and that any Material Breach, as defined in Section 7, of the provisions of this Agreement by Newco will result in irreparable injury to the IOWC and that the remedy at law alone will be an inadequate remedy for such breach. Accordingly, Newco agrees that if Newco breaches any portion of this Agreement, the IOWC shall be entitled, in addition to any other remedies which the IOWC may have, to enforce the specific performance of this Agreement by Newco through both temporary and permanent injunctive relief without the necessity of posting a bond or proving actual damages, but without limitation of their right to damages and any and all other remedies available to them, it being understood that injunctive relief is in addition to, and not in lieu of, such other remedies.

o.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

p.	Governing Law The laws of California shall govern this Agreement. Any legal disputes shall be filed in Orange County, CA., and IOWC and Newco shall pursue binding arbitration to resolve any disputes.

7.	Termination Provisions

The parties may terminate this agreement at any time by written mutual consent or by force Majeure, and/or Material Breach. Material Breach by Newco shall be defined as the sustained non-payment of fees properly due, breach of non-compete provisions or the breach of confidentiality of trade secrets. Material Breach by IOWC shall be defined as the failure to timely develop or deliver acceptable Products to Newco, in accordance with the terms of an agreed upon Purchase Order.

8.	Actions to Closing

q.	The parties of the Master Distributor Agreement shall execute confidentiality agreements, which are incorporated in this agreement by reference.

r.	Newco shall pay to IOWC a one-time fee of $15,000 (retainer) due and payable on or before, January 15, 2005 as the required legal consideration for this agreement, and issue a blanket purchase order as follows:

i.	20,000 cases of soaker pads at an aggregate price not to exceed $16.00 per case subject to release as follows:

1.	Confirmation of price, detailed specifications as to quantities, size, color, and absorbency per unit, and deliveries as approved by Newco;

2.	Confirmation of detailed specification by IOWC;

3.	Subject to the credit requirements of the manufacturer and/or converter relative to IOWCs obligations to those parties, which then may include as a down payment or letter of credit posted in favor of IOWC, by Newco, as may be required, for the first order placed by Newco to IOWC;

s.	IOWC shall facilitate communications and education of Newco executives with regards to systems, processes, manufacturers and converters to facilitate Newco’s execution of its obligations under this Agreement subject to the fee arrangements herein.

10.	Signature and Notice Page (executed copy on following page)

Signed	/s/ Kenneth R. Code
Kenneth R. Code, President
IOWC Technologies Inc.
1780 Glastonbury Blvd. MW Unit 4
Edmonton, AB, Canada T5T6P9
780-482-2753
Ken.code@shaw.ca

Signed	/s/ John Runyan
John Runyan, CEO
Food Industry Technologies, Inc.

Phone:	949.481.6485
Phone:	949.481.6487
jsrandr@cox.net

Signed	/s/ Doug Goularte
Doug Goularte, President
Food Industry Technologies, Inc.
209-557-0818 Tel
209-557-9818 Fax
Maxcodg@aol.com

Attachment A

Product Development

Preliminary Plan for Roll Out

Stage I

Super Absorbent Meat Soaker—Holds the Purge, prevents re-infection on meat, improves appearance on shelf, lower cost manufacturing.

Ready for market now, 20% price advantage over existing market, No FDA-USDA approvals required.

Pre-selling in process now by Master Distributor with Work in License- Agreements in Final Stages of Negotiation- Industry Leaders at helm of company, 20,000 case order issued. Market Potential in Dollars: $550 Million

Confidence Level: On Scale of 1-5 with 5 being highest: 5

Stage II

Wash Process: This is an industrial process solution, including the installation of equipment and processes using an iodine based formulation, to lower “Log Count” on meat and poultry to extend shelf life of Chicken which is estimated by science team at 20% extended shelf life.

Key Advantage: Bio Friendly, (no Chlorides), non-toxic, effective, high margin solution, creates market leader competitive advantage.

Market Readiness: 1 year, and $250k to fully develop to market ready status, covered by 21 CFR

Next Generation Bacteria Management Solution. Projected to become the ‘benchmark’ of bacteria management leading to market leadership position at 50% of market penetration over 36 months from roll out.

Market Potential in Dollars: $480 Million

Confidence Level: On Scale of 1-5 with 5 being highest: 4

Unknown Issues: Taste Test, USDA approval, Product requires ‘as built’ validation in customer facility.

Stage III

Iodine Based additive to pads to add germ-killing power to Meat Soaker.

Market Readiness: Proven Technology (Scientific Proofs) FDA—USDA approval required, Cost: $50—$100k, 6 months

Next Generation Soaker- (Market Changing Technology) Could lead to over 20% market share in US alone at $250mm annually. Additional Markets are in preparation to add to profit potential.

Confidence Level: On Scale of 1-5 with 5 being highest: 5

Stage IV

Additional Products, Paper towels, cleaning soaps and solutions, consumer goods, additional packaging components